Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Chegg, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Type	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	2,000,000(2)	$8.26(3)	$16,520,000	0.0001476	$2,438.35
Total Offering Amounts					$16,520,000		$2,438.35
Total Fee Offsets					—	—	—
Net Fees Due							$2,438.35

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.
(2     Represents 2,000,000 shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), issuable under the Chegg, Inc. 2023 Equity Inducement Plan.
(3)    Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act on the basis of the average of the high and low prices of Common Stock as reported on the New York Stock Exchange on October 9, 2023.